March 1, 2005

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


We have read the statements made by Strong Funds (copy attached) which we understand were filed with the Commission pursuant to Item 77K of Form N-SAR dated March 1, 2005. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,




PricewaterhouseCoopers LLP
Milwaukee, WI